Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
International Stem Cell Corporation
Los Angeles, California
We hereby consent to the use in the Prospectus constituting a part of this amended Registration Statement of our report dated March 30, 2007 relating to the financial statements of International Stem Cell Corporation, formerly known as BTHC III, Inc., as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and members’ deficit and cash flows for each of the years then ended and for the period from inception (August 17, 2001) through December 31, 2006 which is contained in that Prospectus. Our report contains an explanatory paragraph regarding International Stem Cells’ ability to continue as a going concern.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ Vasquez & Company LLP
Los Angeles, California
June 18, 2007